Exhibit 99.1

Quanta Computer Enters Into a Strategic Investment in Vuzix in Support of Long-Term Waveguide Design and Supply Partnership

-	Vuzix to receive a $20 million dollar investment in 3 tranches from Quanta Computer, one of the world's largest ODMs
-	Quanta investment to support the expansion of Vuzix’ leading-edge waveguide production capabilities and joint development of new AR/AI smart glasses technologies

ROCHESTER, NY, September 3, 2024 – Vuzix® Corporation (NASDAQ: VUZI), ("Vuzix" or, the "Company"), a leading supplier of smart glasses and Augmented Reality (AR) technology and products, is pleased to announce Quanta Computer Inc. (TWSE: 2382.TW), (“Quanta”), a global Fortune 500 company and worldwide leading Original Design Manufacturer (ODM), has entered into a $20 million three-tranche strategic investment in Vuzix consisting of common and preferred stock of Vuzix.

Quanta’s investment commitment of $20 million consists of three investment tranches. The first investment tranche will consist of $10 million of Vuzix common stock. The second and third tranches of the total planned investment are $5 million each, are tied to specific milestones, and will consist of the purchase of Vuzix Series B Preferred Stock.

“We plan to work closely with Vuzix to support the AR smart glasses industry and today’s investment in Vuzix represents a strong endorsement of our partnership," said Frank Chuang, Vice President of Quanta Computer.

"Quanta’s investment today represents another important step in our partnership, which has steadily deepened since we first disclosed it last November," said Paul Travers, President and CEO of Vuzix. "This investment, and the ones to follow, will significantly strengthen our balance sheet and assure that we can implement whatever steps needed to ramp production of waveguides, as well as the co-development of new smart glasses and related technologies. We look forward expanding our customer relationship and partnership with such a leading product manufacturer as Quanta, as well as realizing the significant revenue potential it stands to generate for Vuzix in the upcoming years with both parties’ successes.”

The foregoing description of Quanta’s investment is qualified in its entirety by reference to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on August xx, 2024 and the agreements attached as exhibits thereto.

About Quanta Computer

Quanta Computer Inc. is a Fortune Global 500 Company and a leader in worldwide notebook manufacturing, as well as a leading solution provider in cloud computing. Quanta provides innovative products with superior technology in information and communications, consumer electronics, cloud computing, smart home solutions, smart automobile solutions, smart healthcare, and AIoT, etc. Founded in 1988 and listed in TWSE since 1999, Quanta Computer is headquartered in Taiwan with manufacturing and service locations across Asia, Americas, and Europe, etc. FY2023 consolidated revenues for Quanta Computer amounted to US$35 billion with a workforce of approximately 62,000 employees worldwide. For further information, please visit Quanta Computer’s Website at http://www.quantatw.com/

About Vuzix Corporation

Vuzix is a leading designer, manufacturer and marketer of Smart Glasses and Augmented Reality (AR) technologies and products for the enterprise, medical, defense and consumer markets. The Company’s products include head-mounted smart personal display and wearable computing devices that offer users a portable high-quality viewing experience, provide solutions for mobility, wearable displays and augmented reality, as well OEM waveguide optical components and display engines. Vuzix holds more than 375 patents and patents pending and numerous IP licenses in the fields of optics, head-mounted displays, and augmented reality Video Eyewear field. Moviynt, an SAP Certified ERP SaaS logistics solution provider, is a Vuzix wholly owned subsidiary. The Company has won Consumer Electronics Show (or CES) awards for innovation for the years 2005 to 2024 and several wireless technology innovation awards among others. Founded in 1997, Vuzix is a public company (NASDAQ: VUZI) with offices in: Rochester, NY; and Kyoto and Tokyo, Japan. For more information, visit the Vuzix website, Twitter and Facebook pages.

Forward-Looking Statements Disclaimer

Certain statements contained in this news release are "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward-looking statements contained in this release relate to potential impact of investments, the completion of tranche the second and third investment tranches, Vuzix Smart Glasses, our business relationship and future business opportunities with Quanta Computer and their customers and among other things the Company's leadership in the Smart Glasses and AR display industry. They are generally identified by words such as "believes," "may," "expects," "anticipates," "should" and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company's beliefs and assumptions as of the date of this release. The Company's actual results could differ materially due to risk factors and other items described in more detail in the "Risk Factors" section of the Company's Annual Reports and MD&A filed with the United States Securities and Exchange Commission and applicable Canadian securities regulators (copies of which may be obtained at www.sedar.com or www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

Vuzix Media and Investor Relations Contact:

Ed McGregor, Director of Investor Relations,

Vuzix Corporation

ed mcgregor@vuzix.com

Tel: (585) 359-5985

Vuzix Corporation, 25 Hendrix Road, West Henrietta, NY 14586 USA,

Investor Information – IR@vuzix.com www.vuzix.com